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Toronto Stock Exchange: URZ
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Uranerz to Acquire Powder River Basin Property Interests

Casper, Wyoming, September 19, 2007 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (AMEX: URZ; TSX: URZ) is pleased to announce that it has signed a Purchase and Sale Agreement with NAMMCO, a Wyoming general partnership, and associated individuals (the “NAMMCO Group”) to acquire an undivided eighty-one percent (81%) interest in the NAMMCO Group’s mineral properties located in the central Powder River Basin of Wyoming, USA and to enter into a joint venture agreement with the NAMMCO Group pursuant to which Uranerz will operate the NAMMCO properties.

The NAMMCO properties, covering approximately 80,000 acres (32,375 hectares), consist of federal mining claims, state mineral leases and fee mineral leases in the Pumpkin Buttes Mining District. The NAMMCO properties will significantly expand the Company’s mineral property holdings in the Powder River Basin area, which currently consist of approximately 33,982 acres (13,752 hectares). Upon closing, Uranerz will control a total of approximately 113,982 acres (46126 hectares, or approximately 178 square miles) of mineral properties in the Powder River Basin. This transaction will more than triple the area in the Powder River Basin under the Company’s control.

“The NAMMCO properties contain alteration-reduction trends hosted in Eocene age channel sands. These trends range in depth from 300’ to 1,100’,” stated Steve Payne, a geologist representing the NAMMCO Group. He added, “Alteration-reduction trends in the Pumpkin Buttes Mining District are typically composed of multiple, stacked roll front deposits that often contain associated uranium mineralization. This can provide an ideal environment for in-situ recovery (“ISR”) amenable uranium deposits. We believe the NAAMCO properties contain approximately 200 miles of alteration-reduction trends.”

Conventional mining for uranium in the Powder River Basin of Wyoming was conducted from 1955 to 1985. Commercial scale ISR mining commenced with Wyoming Mineral’s Irigaray mine in the late 1970s. ISR mining has been ongoing since 1987, with production coming from Power Resources Inc.’s Highland and Bill Smith mines in the Southern Basin and from Areva’s Christensen Ranch mine in the Pumpkin Buttes district. Power Resources Inc., a wholly owned subsidiary of Cameco Corporation, is currently operating at the Bill Smith and Highland mines. Areva’s Christensen Ranch mine is presently on stand-by.

Under the terms of the Purchase and Sale Agreement, Uranerz is to pay a total of U.S. $5,000,000 and issue to the NAMMCO Group a total of 5,750,000 shares of Uranerz common stock to acquire the 81% interest. The agreement is subject to a due diligence period in favour of the Company ending on December 31, 2007 and to the concurrent signing of a mining joint venture agreement between the parties. As operator of the joint venture, Uranerz plans to pursue an aggressive exploration program to locate and delineate uranium mineralization suitable for extraction by using the ISR mining method. It is expected that the design and implementation of this initial exploration effort will be advanced in part by the historic geologic data compiled by the NAMMCO Group and Uranerz’s exploration knowledge and expertise in the Powder River Basin.

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange (“AMEX”) and the Toronto Stock Exchange (“TSX”) under the symbol URZ. The Company also has options (derivatives on the common stock: puts and calls) traded on the Chicago Board Options Exchange as well as the AMEX.

Uranerz has expertise in ISR uranium mining and holds a number of properties in Wyoming with uranium-mineralized sandstone. The Company is focused in the Powder River Basin area of Wyoming, and has initiated environmental licensing and mine planning for two of these properties, the Hank and Nichols Ranch projects.

To obtain more information, contact Investor Relations at Uranerz Energy Corporation (Telephone: 1-800-689-1659) or visit our website at www.uranerz.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but are not limited to, statements with respect to the ability of the Company to consummate the transaction referred to in this press release or to complete its related due diligence review to its satisfaction, as well as resource estimates, projections, our planned exploration and drilling programs, the availability of future financing for the acquisition or related exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.